               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               MERCK & CO., INC.

                         MERCK-MEDCO MANAGED CARE, INC.

                              S ACQUISITION CORP.

                                      AND

                                 SYSTEMED INC.

                               TABLE OF CONTENTS

 ARTICLE I THE OFFER AND THE MERGER........................................   1
    SECTION 1.01 The Offer................................................    1
    SECTION 1.02 Company Actions..........................................    2
    SECTION 1.03 The Merger...............................................    3
    SECTION 1.04 Effective Time...........................................    3
    SECTION 1.05 Effect of the Merger.....................................    3
    SECTION 1.06 Certificate of Incorporation; By-Laws....................    4
    SECTION 1.07 Directors and Officers...................................    4
 ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.............   4
    SECTION 2.01 Conversion of Securities.................................    4
    SECTION 2.02 Payment for Shares.......................................    4
    SECTION 2.03 Stock Transfer Books.....................................    5
    SECTION 2.04 Stock Options, Payment Rights............................    6
    SECTION 2.05 Dissenting Shares........................................    6
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................   7
    SECTION 3.01 Organization and Qualification; Subsidiaries.............    7
    SECTION 3.02 Certificates of Incorporation and By-Laws................    7
    SECTION 3.03 Capitalization...........................................    7
    SECTION 3.04 Authority................................................    9
    SECTION 3.05 No Conflict; Required Filings and Consents...............    9
    SECTION 3.06 Permits; Compliance......................................   10
    SECTION 3.07 Reports; Financial Statements............................   10
    SECTION 3.08 Absence of Certain Changes or Events.....................   11
    SECTION 3.09 Absence of Litigation....................................   11
    SECTION 3.10 Employee Benefit Plans, Labor Matters....................   12
    SECTION 3.11 Taxes....................................................   13
    SECTION 3.12 Disclosure...............................................   13
    SECTION 3.13 Certain Business Matters.................................   13
    SECTION 3.14 Opinion of Financial Advisor.............................   13
    SECTION 3.15 Vote Required............................................   14
    SECTION 3.16 Brokers..................................................   14
    SECTION 3.17 Certain Agreements.......................................   14
 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT SUB........  15
    SECTION 4.01 Organization and Qualification; Subsidiaries.............   15
    SECTION 4.02 Certificate of Incorporation and By-Laws.................   15
    SECTION 4.03 Capitalization...........................................   15
    SECTION 4.04 Authority................................................   15
    SECTION 4.05 No Conflict; Required Filings and Consents...............   16
    SECTION 4.06 Permits; Compliance......................................   16
    SECTION 4.07 Absence of Litigation....................................   17
    SECTION 4.08 Ownership of Parent Sub; No Prior Activities.............   17
    SECTION 4.09 Brokers..................................................   17
 ARTICLE V COVENANTS.......................................................  17
    SECTION 5.01 Affirmative Covenants of the Company.....................   17
    SECTION 5.02 Negative Covenants of the Company........................   18
    SECTION 5.03 Access and Information...................................   20
    SECTION 5.04 Confidentiality..........................................   20
    SECTION 5.05 Rights Agreement.........................................   20
 ARTICLE VI ADDITIONAL AGREEMENTS..........................................  20
    SECTION 6.01 Meeting of Stockholders..................................   20

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
    SECTION 6.02 Proxy Statement........................................    21
    SECTION 6.03 Board Representation...................................    22
    SECTION 6.04 Appropriate Action; Consents; Filings..................    22
    SECTION 6.05 Public Announcements...................................    23
    SECTION 6.06 Indemnification of Directors and Officers..............    23
    SECTION 6.07 Obligations of Parent Sub..............................    24
    SECTION 6.08 Supplemental Indentures; Assumption of Certain
                  Obligations to Issue Company Common Stock.............    24
    SECTION 6.09 Employment Agreements and Benefit Plans................    24
 ARTICLE VII CLOSING CONDITIONS..........................................   25
                 Conditions to Obligations of Each Party Under This
    SECTION 7.01  Agreement.............................................    25
    SECTION 7.02 Additional Conditions to Obligations of Parent.........    25
    SECTION 7.03 Additional Conditions to Obligations of the Company....    25
 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..........................   26
    SECTION 8.01 Termination............................................    26
    SECTION 8.02 Effect of Termination..................................    27
    SECTION 8.03 Amendment..............................................    27
    SECTION 8.04 Waiver.................................................    27
    SECTION 8.05 Fees, Expenses and Other Payments......................    27
 ARTICLE IX GENERAL PROVISIONS...........................................   28
                 Effectiveness of Representations, Warranties and
    SECTION 9.01  Agreements............................................    28
    SECTION 9.02 Notices................................................    29
    SECTION 9.03 Certain Definitions....................................    29
    SECTION 9.04 Conveyance Taxes.......................................    30
    SECTION 9.05 Headings...............................................    30
    SECTION 9.06 Severability...........................................    30
    SECTION 9.07 Entire Agreement.......................................    30
    SECTION 9.08 Assignment.............................................    31
    SECTION 9.09 Parties in Interest....................................    31
    SECTION 9.10 Failure or Indulgence Not Waiver; Remedies Cumulative..    31
    SECTION 9.11 Governing Law..........................................    31
    SECTION 9.12 Counterparts...........................................    31

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

  Amended and Restated Agreement and Plan of Merger dated as of June 10, 1996 (this "Agreement"), among Merck & Co., Inc., a New Jersey corporation ("M"), Merck-Medco Managed Care, Inc., a Delaware corporation ("MC", together with M, "Parent"), S Acquisition Corp., a Delaware corporation ("Parent Sub") and a wholly owned subsidiary of Parent, and Systemed Inc., a Delaware corporation (the "Company").

  Whereas, Parent, Parent Sub and the Company entered into an Agreement and Plan of Merger, dated as of April 28, 1996 (the "Initial Agreement");

  Whereas, the parties herein desire to amend the Initial Agreement and accordingly the parties agree to amend and restate the Initial Agreement in its entirety to read as set forth below;

  Whereas, the respective Boards of Directors of Parent, Parent Sub and the Company have each approved the acquisition of the Company on the terms and subject to the conditions set forth herein;

  Whereas, in furtherance of such acquisition, Parent agrees to cause Parent Sub to make a tender offer to purchase all the issued and outstanding shares of Common Stock, par value $0.001 per share, of the Company (the "Company Common Stock"), at a price of $3.00 per share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth herein (such tender offer, as it may be amended or supplemented from time to time as permitted under this Agreement, the "Offer"); and the Board of Directors of the Company has adopted resolutions approving the Offer and recommending that the Company's stockholders accept the Offer;

  Whereas, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), will merge with Parent Sub (the "Merger");

  Whereas, the Board of Directors of the Company has determined that the Merger is fair to, and in the best interests of, the Company and the holders of Company Common Stock and has approved and adopted this Agreement and the transactions contemplated hereby, and recommended approval and adoption of this Agreement by the stockholders of the Company;

  Whereas, the Board of Directors of Parent has approved and adopted this Agreement and the transactions contemplated hereby;

  Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                           The Offer and the Merger

Section 1.01 The Offer

  (a) Sbject to the provisions of this Agreement, as promptly as practicable (but in no event later than five business days after the date of this Agreement), Parent Sub shall, and Parent shall cause Parent Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Offer at a cash price of $3.00 per share, net to the seller in cash, without interest. The obligation of Parent Sub to, and of Parent to cause Parent Sub to, consummate the Offer and accept for payment and pay for any shares of Common Stock tendered shall be subject to the satisfaction of the conditions set forth in Annex I and to the terms and conditions of this Agreement.

  (b) On the date of commencement of the Offer, Parent and Parent Sub shall file with the Securities and Exchange Commission (the "SEC") with respect to the Offer a Tender Offer Statement on Schedule l4D-l (as amended and supplemented from time to time, the "Schedule 14D-1"), which shall comply in all material respects with the provisions of applicable federal securities laws, and shall contain the offer to purchase relating to the Offer and the form of the related letter of transmittal (which documents, as amended or supplemented from time to time, are referred to collectively as the "Offer Documents"). Parent shall deliver copies of the proposed forms of the Schedule 14D-1 and the Offer Documents to the Company within a reasonable time prior to the commencement of the Offer for review and comment by the Company and its counsel (who shall provide any comments thereon as soon as practicable). Parent agrees to provide in writing to the Company and its counsel, promptly after receipt thereof, any comments that either Parent, Parent Sub or their counsel may receive from the SEC or its staff with respect to the Schedule 14D-1 or the Offer Documents. Parent and Parent Sub shall promptly correct any information in the Schedule l4D-l or the Offer Documents that shall become false or misleading in any material respect, and shall take all steps necessary to cause the Schedule 14D-1 or the Offer Documents as so corrected to be filed with the SEC and disseminated to the stockholders of the Company as and to the extent required by applicable laws.

  (c) The Offer shall initially expire 20 business days after the date of its commencement, unless this Agreement is terminated in accordance with Article VIII, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination. Neither Parent nor Parent Sub shall, without the prior written consent of the Company, decrease the price per share of Company Common Stock payable in the Offer, change the form of consideration payable in the Offer, decrease the number of shares of Company Common Stock sought pursuant to the Offer, change or impose additional conditions to the Offer or otherwise amend the Offer in any manner adverse to the Company's stockholders. Notwithstanding the foregoing, Parent Sub may, without the consent of the Company, extend the Offer (i) if at the then scheduled expiration date of the Offer any of the conditions to Parent Sub's obligation to accept for payment and pay for shares of Company Common Stock set forth in Annex I hereto shall not be satisfied or waived, until such time as such conditions are satisfied or waived; (ii) for an aggregate period of not more than ten business days beyond the initial expiration date of the Offer if all conditions have been satisfied but less than 90% of the outstanding shares of Company Common Stock have been validly tendered and not withdrawn (not including shares covered by notices of guaranteed delivery); and (iii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff applicable to the Offer. Assuming the prior satisfaction or waiver of the conditions of the Offer set forth in Annex I hereto and subject to clauses (ii) and (iii) of the preceding sentence, Parent Sub shall, and Parent shall cause Parent Sub to, accept for payment and pay for shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as legally permitted after the commencement thereof.

  (d) Parent shall provide or cause to be provided to Parent Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Parent Sub becomes obligated to purchase pursuant to the Offer and shall be liable on a direct and primary basis for the performance by Parent Sub of its obligations under this Agreement.

Section 1.02 Company Actions.

  (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board of Directors of the Company, at a meeting duly called and held, has adopted resolutions (A) determining that this Agreement and the terms of each of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (B) approving the Offer, the Merger and this Agreement and acknowledging that such approval is effective for purposes of Section 203 of Delaware Law and (C) recommending acceptance of the Offer and approval of the Merger and this Agreement by the Company's stockholders and (ii) Morgan, Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the Board of Directors of the Company its opinion that the proposed consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in the first sentence of this Section 1.02(a) and Morgan Stanley has consented to inclusion of its opinion in the Schedule 14D-9 (as defined in Section 1.02(b)).

  (b) The Company shall file with the SEC on the date of commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended and supplemented from time to time, the "Schedule 14D-9") containing such recommendations of the Board of Directors of the Company with respect to the Offer and the Merger and shall disseminate the Schedule 14D-9 to stockholders of the Company as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel (who shall provide any comments thereon as soon as practicable). The Company agrees to provide in writing to Parent and its counsel, promptly after receipt thereof, any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule l4D-9. The Company shall promptly correct any information in the Schedule l4D-9 that shall become false or misleading in any material respect, and shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company as and to the extent required by applicable laws.

  (c) In connection with the Offer, the Company shall promptly furnish Parent with (or cause Parent to be furnished with) mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date, and of those persons becoming record holders after such date, and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Parent Sub shall, and shall cause each of their affiliates to, hold in confidence the information contained in any of such labels, listings and files, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.

Section 1.03 The Merger.

  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.04), Parent Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Parent Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be Systemed, Inc.

Section 1.04 Effective Time.

  As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "Effective Time").

Section 1.05 Effect of the Merger.

  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Parent Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Parent Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.06 Certificate of Incorporation; By-Laws.

  At the Effective Time, the Certificate of Incorporation and the By-Laws of Parent Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation.

Section 1.07 Directors and Officers.

  The directors of Parent Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE II

              Conversion of Securities; Exchange of Certificates

Section 2.01 Conversion of Securities.

  At the Effective Time, by virtue of the Merger and without any action on the part of Parent Sub, the Company or the holders of any of the following securities:

    (a) Subject to the other provisions of this Section 2.01, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Parent or any direct or indirect wholly owned subsidiary of Parent and Dissenting Shares (as defined in Section 2.05)) shall be converted into the right to receive an amount in cash, without interest, equal to the price per share of Company Common Stock paid pursuant to the Offer (the "Merger Consideration").

    (b) All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law. Such certificates previously evidencing shares of Company Common Stock shall be exchanged for the Merger Consideration upon the surrender of the certificates representing such shares.

    (c) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished and no payment shall be made with respect thereto.

    (d) Each share of capital stock of Parent Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for 23,000 (or such lesser number as Parent may elect by notice in writing to the Company) shares of the common stock, par value $.001, of the Surviving Corporation.

Section 2.02 Payment for Shares.

  (a) Prior to the Effective Time, Parent shall authorize one or more commercial banks (acceptable to the Company) organized under the laws of the United States or any state thereof with capital, surplus and undivided profits of at least $500,000,000 to act as Paying Agent hereunder (the "Paying Agent"). When and as needed, Parent shall make available to the Paying Agent sufficient funds to make the payments pursuant to Section 2.01 hereof to holders (other than Parent Sub or any of its subsidiaries) of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the "Exchange Fund"), and to make the appropriate cash payments, if any, to holders of Dissenting Shares. The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (other than Dissenting Shares) (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment in cash therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of shares of Company Common Stock represented by such Certificate multiplied by the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, cash may be paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall represent for all purposes after the Effective Time only the right to receive upon such surrender the Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by such Certificate, without any interest thereon.

  (c) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of shares of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration to which they are entitled pursuant to this Agreement.

  (d) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

  (e) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.03 Stock Transfer Books.

  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration.

Section 2.04 Stock Options, Payment Rights.

  As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Employee Option Plans (defined in Section 3.03(a)(i)) shall (except to the extent that Parent and the holder of a Stock Option otherwise agree prior to the Effective Time) adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, each Stock Option (as defined in Section 3.03(a)(i)) outstanding immediately prior to the Effective Time of the Merger shall:

    (a) if such Stock Option is vested before or as a consequence of the Merger and exercisable and the holder of such Stock Option shall have elected by written notice to Parent prior to the date five (5) business days prior to the Effective Time to receive the payment contemplated by this clause (a), be cancelled in exchange for a payment from the Surviving Corporation (subject to any applicable withholding taxes) equal to the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Stock Option, payable in cash immediately following the Effective Time of the Merger; provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act any such amount to be paid shall be paid as soon as practicable after the first date payment can be made without liability for such person under
  Section 16(b) of the Exchange Act; or

    (b) with respect to any Stock Option not cancelled pursuant to clause (a) above, be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option, the number of shares of common stock, no par value per share, of M ("M Common Stock") equal to the product of (1) the number of shares of Company Common Stock issuable upon exercise of such Option and (2) the Merger Consideration divided by the average of the closing sales prices of M Common Stock on the New York Stock Exchange for the ten (10) consecutive days immediately prior to and including the day preceding the Effective Time, at a price per share equal to (1) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (2) the number of shares of M Common Stock issuable per share of Company Common Stock upon exercise of such Option set forth above, provided, however, that in the case of any option to which Sections 422 and 423 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), M shall use reasonable efforts to cause the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option to be determined in order to comply with Section 424(a) of the Code.

  M shall (i) reserve for issuance the number of shares of M Common Stock that will become issuable upon the exercise of such Stock Options pursuant to this
Section 2.04 and (ii) at the Effective Time, execute a document evidencing the assumption by M of the Company's obligations with respect thereto under this
Section 2.04. As soon as practicable after the Effective Time, M shall file a registration statement on Form S-8 (or any successor form), or another appropriate form with respect to the shares of M Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

Section 2.05 Dissenting Shares.

  Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with
Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

                                  ARTICLE III

                 Representations and Warranties of the Company

  Except as set forth in the Disclosure Schedule delivered by the Company to Parent concurrently with the execution of the Initial Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific Section references, the Company hereby (which, for purposes of this Article III, shall be deemed to be pursuant to the Initial Agreement and as if this Amended and Restated Agreement had never been executed) represents and warrants to Parent that:

Section 3.01 Organization and Qualification; Subsidiaries.

  Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, or to be duly qualified and in good standing, as the case may be, would not have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be, or would be reasonably likely to be, materially adverse to the financial condition, assets, liabilities, business or operations of the Company and its subsidiaries, taken as a whole. Section 3.01 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned subsidiaries, together with (A) the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company, and (B) indication of whether each such subsidiary is a "Significant Subsidiary" as defined in Section 9.03(f). There are no partnerships or joint venture arrangements or other business entities in which the Company or any subsidiary of the Company owns an equity interest that is material to the business of the Company and its subsidiaries, taken as a whole.

Section 3.02 Certificates of Incorporation and By-Laws.

  The Company has heretofore furnished to Parent complete and correct copies of the Certificates of Incorporation and the By-Laws or the equivalent organizational documents, in each case as amended or restated, of the Company and its subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

Section 3.03 Capitalization.

  (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 2,000,000 shares of 8% Convertible Preferred Stock, par value $.001 (the "Convertible Preferred"). As of April 17, 1996, (i) 22,324,773 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's Certificate of Incorporation or By-Laws or any agreement to which the Company is a party or is bound; (ii) 161,325 shares of Convertible Preferred were issued and outstanding, (iii) 3,454,275 shares of Company Common Stock were reserved for future issuance pursuant to (1) outstanding employee stock options (the "Company Stock Options") granted pursuant to the following plans: the Company's 1986 Employee Non Qualified Stock Option Plan, the Company's 1987 Employee Stock Option Plan, the Company's 1993 Non-Employee Director Stock Option Plan and the Company's 1993 Employee Stock Option Plan

(collectively, the "Employee Option Plans"), and (2) outstanding stock options granted to certain directors and key employees of the Company outside of any Employee Option Plans (the "Executive Stock Options," together with the Company Stock Options, collectively, the "Stock Options"); (iv) 375,234 shares of Company Common Stock were reserved for issuance pursuant to the Company's 1990 Employee Stock Purchase Plan; (v) 1,073,253 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 10% Senior Secured Convertible Notes due 2002 ("Convertible Notes"); (vi) 143,750 shares were reserved for issuance in connection with warrants to purchase Company Common Stock (the "Warrants"); and (vii) 217,789 shares of Company Common Stock were reserved for issuance pursuant to the Convertible Preferred. Except as described in this Section 3.03 or in Section 3.03 of the Company Disclosure Schedule, as of the date of this Agreement, no other shares of Company capital stock are issued and outstanding and no shares of Company Common Stock are reserved for any other purpose. Between April 17, 1996 and the date of this Agreement, no shares of Company Common Stock have been issued by the Company, except pursuant to the exercise of Stock Options, or Warrants or the conversion of Convertible Notes or Convertible Preferred prior to the date of this Agreement, in each case in accordance with their terms. Since April 17, 1996, the Company has not granted any options in, or other rights to purchase, shares of Company Common Stock or Convertible Preferred. The Company has outstanding preferred stock purchase rights of the Company (the "Rights") issued pursuant to the Rights Agreement, dated August 17, 1994, between the Company and the First National Bank of Boston (the "Company Rights Agreement"). Each of the outstanding shares of capital stock of, or other equity interests in, each of the Company and its subsidiaries is duly authorized and validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and except as disclosed in Section 3.03 of the Company Disclosure Schedule, such shares or other equity interests owned by the Company or its subsidiaries are owned free and clear of all security interests, liens, claims, pledges, voting rights, charges or other encumbrances of any nature whatsoever. Neither the execution, delivery, and performance of this Agreement nor the consummation of the transactions contemplated hereby will result in any change in the conversion price, conversion ratio, exchange ratio or other similar term of any outstanding security (including any preferred stock or convertible debt security) of the Company or any of its subsidiaries.

  (b) Except as set forth in Section 3.03(a) above, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of the capital stock of the Company or any of its subsidiaries, by sale, lease, license or otherwise. Except as set forth in Section 3.03 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company preferred stock, or the capital stock or other equity interests of any subsidiary of the Company or (y) (other than advances to subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (whether in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. Neither the Company nor any of its subsidiaries directly or indirectly owns, or has agreed to purchase or otherwise acquire, any capital stock of, or any interest convertible into or exchangeable or exercisable for any capital stock of, any corporation, partnership, joint venture or other business association or entity (other than the subsidiaries of the Company set forth in Section 3.01 of the Company Disclosure Schedule). Except as set forth in Section 3.03 of the Company Disclosure Schedule and except for any agreements, arrangements or commitments between the Company and its subsidiaries or between such subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company or any of its subsidiaries. There are no voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its subsidiaries.

  (c) The Company has made available to Parent complete and correct copies of
(i) the Employee Option Plans and the forms of Company Stock Options issued pursuant to the Employee Option Plans, including all amendments thereto and (ii) the forms of the Warrants and the Executive Stock Options including all amendments thereto. The Company has previously provided to Parent a complete and correct list setting forth as of April 17, 1996, (i) the number of Stock Options and Warrants outstanding, (ii) the exercise price for the outstanding Stock Options and Warrants, and (iii) the number of Stock Options and Warrants exercisable.

Section 3.04 Authority.

  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby to be consummated by the Company (other than with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and the Convertible Preferred, voting together). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than with respect to the approval and adoption of this Agreement, approval by the holders of a majority of the outstanding shares of Company Common Stock and the Convertible Preferred, voting together, in accordance with Delaware Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Parent Sub, constitutes a legal, valid and binding obligation of the Company.

Section 3.05 No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws, or the equivalent organizational documents, in each case as amended or restated, of the Company or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (including, without limitation, the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, tit. II, 84 Stat. 1242, the Food, Drug and Cosmetic Act, 21 U.S.C. (S)(S) 301 et seq., and any applicable state Pharmacy Practice Acts, Controlled Substances Acts, Dangerous Drug Acts and Food, Drug and Cosmetic Acts) (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound or subject to or (iii) except as set forth in Section 3.05 of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other interest or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound or subject to, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not have a Company Material Adverse Effect. Assuming the accuracy of the representation contained in the last sentence of Section 4.05(a), the Board of Directors of the Company has taken all actions necessary under Delaware Law, including approving the transactions contemplated in this Agreement, to ensure that Section 203 of Delaware Law does not, or will not, apply to the transactions contemplated in this Agreement.

  (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the Company to obtain any consent, approval, authorization or permit of, or except as set forth in Section 3.05 of the Company Disclosure Schedule, to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign ("Governmental Entities"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, state securities or blue sky laws ("Blue Sky Laws"), the NASD and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of appropriate

Merger documents as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

Section 3.06 Permits; Compliance.

  Except as set forth in Section 3.06 of the Company Disclosure Schedule or the SEC Reports, each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits, except where the failure to possess, or the suspension or cancellation of, such Company Permits would not have a Company Material Adverse Effect. Except as set forth in Section 3.06 of the Company Disclosure Schedule or the SEC Reports, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, or is permitting to exist any condition that is in conflict with or default of, (a) any Law and all rules of professional conduct applicable thereto and applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound or subject to or (b) any of the Company Permits, except for any such conflicts, defaults or violations which would not have a Company Material Adverse Effect. Except as set forth in Section 3.06 of the Company Disclosure Schedule, since January 1, 1996, neither the Company nor any of its subsidiaries has received from any Governmental Entity (including, without limitation, any state board of pharmacy) any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notice relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Company Material Adverse Effect.

Section 3.07 Reports; Financial Statements.

  (a) Since December 31, 1993, (x) the Company has filed all forms, reports, statements and other documents required to be filed with (i) the SEC, including, without limitation, (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of stockholders (whether annual or special), (D) all Reports on Form 8-K, (E) all other reports or registration statements and (F) all amendments and supplements to all such reports and registration statements (collectively referred to as the "SEC Reports") and (ii) any other applicable state securities authorities and (y) the Company and its respective subsidiaries has filed all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities where the Company has a Company Permit, including, without limitation, state boards of pharmacy, the U.S. Drug Enforcement Administration, the U.S. Food and Drug Administration, state insurance and state and federal health regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have a Company Material Adverse Effect (all such forms, reports, statements and other documents in clauses (x) and (y) of this Section 3.07(a) being referred to herein, collectively, as the "Reports"). The Reports, including all Reports filed after the date of this Agreement and prior to the Effective Time, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law (including with respect to the SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports) and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as and to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries at December 31, 1995, including all notes thereto, or as set forth in the SEC Reports or Section 3.07(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would have a Company Material Adverse Effect.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports filed prior to or after the date of this Agreement (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in generally accepted accounting principles and (B) with respect to SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and
(ii) fairly present or will fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments, and (y) any pro forma financial statements contained in such consolidated financial statements is not necessarily indicative of the consolidated financial position of the Company and its subsidiaries, as the case may be, as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

Section 3.08 Absence of Certain Changes or Events.

  Except as disclosed in the SEC Reports filed prior to the date of this Agreement or as contemplated in this Agreement or as set forth in Section 3.08 of the Company Disclosure Schedule, since January 1, 1996 the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been:
(i) any material damage, destruction or loss (not covered by insurance) with respect to any material assets of the Company or any of its subsidiaries which resulted in a Company Material Adverse Effect; (ii) any change in the accounting methods, principles or practices of the Company or any of its subsidiaries; (iii) except for dividends by a subsidiary of the Company to the Company or another subsidiary of the Company, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or the shares of stock of, or other equity interests in, any subsidiary of the Company or any redemption, purchase or other acquisition of any of the Company's securities or any of the securities of any subsidiary of the Company; (iv) except as permitted pursuant to Section 5.02(a), any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of the Company or its subsidiaries, except for (A) increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice or (B) the granting of stock options in the ordinary course of business to employees and directors of the Company or its subsidiaries; or (v) a Company Material Adverse Effect.

Section 3.09 Absence of Litigation.

  Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries (except for claims, actions, suits, litigations, proceedings, arbitrations, or investigations which individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect), and neither the Company nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except as disclosed in the SEC Reports filed prior to the date of this Agreement and except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 3.10 Employee Benefit Plans, Labor Matters.

  (a) Section 3.10 of the Company Disclosure Schedule contains a true and complete list of each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which is now or previously has been sponsored, maintained or contributed to or required to be contributed to by the Company or any of its subsidiaries, and with respect to which the Company or any of its subsidiaries has or may have liability, contingent or otherwise, (the "Benefit Plans"), and the Company has provided to Parent with respect to each Benefit Plan a true and correct copy of (i) the most recent annual report (Series
5500) filed with the Internal Revenue Service (the "IRS"), (ii) all material documents embodying or relating to each Benefit Plan, (iii) each trust agreement relating to such Benefit Plan, (iv) the most recent summary plan description for each Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation prepared for each Benefit Plan, (vi) if the Benefit Plan is funded, the most recent annual and periodic accounting of the assets of the Benefit Plan and (vii) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan intended to be qualified under Section 401(a) of the Code.

  (b) With respect to each Benefit Plan (i) except as would not have a Company Material Adverse Effect, the Company and each of its subsidiaries have performed all obligations required to be performed by them under each Benefit Plan and neither the Company nor any of its subsidiaries is in default under or in violation of any Benefit Plan, (ii) except as would not have a Company Material Adverse Effect, each Benefit Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code, (iii) each Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Benefit Plan is so qualified and that each trust forming a part of any such Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which would adversely affect this qualification or exemption; (iv) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) with respect to any Benefit Plan; (v) each Benefit Plan can be amended, terminated or otherwise discontinued without liability to the Company, or any of its subsidiaries; and (vi) no Benefit Plan is under audit or investigation by any governmental agency, and to the knowledge of the Company or any of its subsidiaries, no such audit or investigation is pending or threatened.

  (c) No "employee pension benefit plan" within the meaning of Section 3(2) of ERISA is now or previously has been sponsored, maintained, contributed to or required to be contributed to by the Company or any of its subsidiaries.

  (d) Neither the Company nor any subsidiary has any liability, contingent or otherwise, to or with respect to any employee benefit plan, program or arrangement other than the Benefit Plans.

  (e) The Company and its subsidiaries are not parties to any collective bargaining or other labor union contracts applicable to persons employed by the Company or its subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. There is no pending or threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries which may interfere with the respective business activities of the Company or its subsidiaries except where such dispute, strike or work stoppage would not have a Company Material Adverse Effect. To the knowledge of the Company, the Company and its subsidiaries and their respective representatives or employees, are in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees, except where failure to be in compliance would not have a Company Material Adverse Effect.

  (f) The Company has provided to Parent (i) copies of all employment agreements with officers of the Company; (ii) copies of all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $100,000; (iii) a schedule listing all officers of the Company who have executed a non-competition agreement with the Company; (iv) copies of all severance agreements, programs and policies of the Company with or relating to its employees which are not Benefit Plans; and (v) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions which are not Benefit Plans.

  (g) No Benefit Plan provides retiree medical or retiree life insurance benefits to any person and except as provided in the employment agreements referred to in clause (i) of Section 3.10(f), the Company is not contractually obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, except as required under Section 4980B of the Code. Except as set forth in
Section 3.10 of the Company Disclosure Schedule, no payment or benefit which will or may be made by the Company or any of its subsidiaries or by Parent, Parent Sub or Surviving Corporation with respect to any employee of the Company or any of its subsidiaries will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

Section 3.11 Taxes.

  Except for such matters that would not have a Company Material Adverse Effect, the Company and its subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and its subsidiaries and all Taxes arising with respect to taxable periods or portions thereof ending on or prior to the Effective Time have been paid or will be paid, whether or not shown to be due on such returns. No deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against the Company or its subsidiaries. All liability for Taxes of the Company or its subsidiaries that are or will become due or payable with respect to periods covered by the financial statements referred to in Section 3.07(b) hereof have been paid or adequately reserved for on such financial statements.

Section 3.12 Disclosure.

  Neither this Agreement nor any certificate or schedule furnished or made to Parent or Parent Sub by or on behalf of the Company or any of its subsidiaries pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

Section 3.13 Certain Business Matters.

  Neither the Company nor any of its subsidiaries nor any directors, officers, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment. Section 3.13 of the Company Disclosure Schedule sets forth certain information relating to the Company's operations in Costa Rica, Panama and Peru. The information set forth on Section 3.13 of the Company Disclosure
Schedule is true and correct.

Section 3.14 Opinion of Financial Advisor.

  The Company has received the oral opinion of Morgan Stanley on the date of this Agreement to the effect that the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Section 3.15 Vote Required.

  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the Convertible Preferred, voting together, is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger.

Section 3.16 Brokers.

  Except as set forth in Section 3.16 of the Company Disclosure Schedule, no broker, finder or investment banker (other than Morgan Stanley) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to Parent a complete and correct copy of all agreements between the Company and Morgan Stanley pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

Section 3.17 Certain Agreements.

  (a) Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, during the twelve months immediately prior to the date hereof, no Significant Customer has or Significant Customers have cancelled or otherwise terminated or threatened in writing to terminate its or their relationship with the Company or its subsidiaries. For purposes of this Section 3.17, "Significant Customer" or "Significant Customers" shall mean any customer or customers of the Company's pharmacy management business which, individually or in the aggregate, accounted for 7.5% or more of the consolidated revenues of the Company during the fiscal year ended December 31, 1995. The information set forth in Section 3.17 of the Company Disclosure Schedule is true and correct.

  (b) Section 3.17(b) of the Company Disclosure Schedule sets forth a true and correct list of all contracts, agreements and understandings (as of the date hereof with respect to (i) and (ii)) (whether or not executed by the parties) (a "Contract") to which the Company and/or its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound or subject to, in the following categories: (i) Contracts with the Company's 25 largest mail service customers and 10 largest retail customers, (ii) any Contracts with pharmaceutical manufacturers or wholesalers, (iii) any material leases for real property (including, without limitation, the lease with Summit Office Park Limited Partnership relating to the facility in Independence, Ohio and the lease with Mid-America Development Company relating to the facility in West Des Moines, Iowa), (iv) Contracts which restrict the Company and/or its subsidiaries from doing business anywhere in the world or from engaging in or competing in any line of business or with any person and (v) any other Contract that is material to the business and operations of the Company and its subsidiaries taken as a whole. The Company has heretofore furnished to Parent all of the Contracts required to be set forth in Section 3.17(b) of the Company Disclosure Schedule requested by Parent. With respect to each Contract required to be set forth in Section 3.17(b) of the Company Disclosure Schedule, (i) there has been no breach or default under any such Contract by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party which breach or default would have a Company Material Adverse Effect; (ii) except as set forth in
Section 3.09 of the Company Disclosure Schedule, there are no material disagreements with respect to any of the terms and conditions under which the parties to any Contract are being serviced; (iii) such Contract is a valid and binding obligation of the Company and/or its subsidiary party thereto, is in full force and effect with respect to the Company and/or its subsidiary party thereto and is enforceable against the Company and/or its subsidiary party thereto in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity; and (iv) no action has been taken by the Company or any subsidiary and no event has occurred which, with notice or lapse of time or both, would give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries under, any such

Contract except for events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances that would not have a Company Material Adverse Effect.

  (c) There are no pending, or to the knowledge of the Company, threatened condemnation proceedings relating to any parcel of real property leased by the Company and/or any of its subsidiaries (including, without limitation, the leased facilities in Independence, Ohio and West Des Moines, Iowa) other than with respect to any immaterial facility leased by the Company and/or any of its subsidiaries.

  (d) Except as set forth in Section 3.17(b)(ii) of the Company Disclosure Schedule, each pharmaceutical manufacturing Contract required to be set forth on such Schedule is terminable or cancelable by the Company or its subsidiary party thereto upon no more than 90 days notice without any penalty or increased cost.

                                  ARTICLE IV

            Representations and Warranties of Parent and Parent Sub

  Except as set forth in the Disclosure Schedule delivered by Parent and Parent Sub to the Company prior to the execution of the Initial Agreement (the "Parent Disclosure Schedule"), which shall identify exceptions by specific Section references, Parent and Parent Sub hereby (which, for purposes of this Article IV, shall be deemed to be pursuant to the Initial Agreement and as if this Amended and Restated Agreement had never been executed) jointly and severally represent and warrant to the Company that:

Section 4.01 Organization and Qualification; Subsidiaries.

  Each of Parent and Parent Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and Parent is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would prevent Parent or Parent Sub from performing their obligations under this Agreement.

Section 4.02 Certificate of Incorporation and By-Laws.

  Parent has heretofore furnished to the Company a complete and correct copy of the Certificates of Incorporation and the By-Laws, as amended or restated, of each of Parent and Parent Sub. Neither Parent nor Parent Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

Section 4.03 Capitalization.

  The authorized capital stock of Parent Sub consists of 1,000 shares of Parent Sub common stock, 100 shares of which are duly authorized validly issued, fully paid and nonassessable and all of which are owned by Parent.

Section 4.04 Authority.

  (a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby and to be consummated by Parent. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery thereof by the Company, constitute the legal, valid and binding obligation of Parent.

  (b) Parent Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Parent Sub. The execution and delivery of this Agreement by Parent Sub and the consummation by Parent Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a legal, valid and binding obligation of Parent Sub.

Section 4.05 No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement by Parent and Parent Sub does not, and the performance of this Agreement by Parent and Parent Sub will not (i) conflict with or violate the Certificate of Incorporation or By-Laws or the equivalent organizational documents, in each case as amended or restated, of Parent or Parent Sub, (ii) conflict with or violate any Laws in effect as of the date of this Agreement applicable to Parent or Parent Sub or by which any of their respective properties is bound or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Parent Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Parent Sub is a party or by which Parent or Parent Sub or any of their respective properties is bound or subject to, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation or liens or encumbrances described in clause (iii) that would not have a Parent Material Adverse Effect. Neither Parent nor any of its affiliates or associates (as each such term is defined in Section 203 of Delaware Law) is an "interested stockholder" (as such term is defined in Section 203 of Delaware
Law) of the Company.

  (b) The execution and delivery of this Agreement by Parent and Parent Sub does not, and the performance of this Agreement by Parent and Parent Sub will not, require Parent or Parent Sub to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and the HSR Act and the filing and recordation of appropriate Merger documents as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent Parent or Parent Sub from performing its obligations under this Agreement.

Section 4.06 Permits; Compliance.

  Each of Parent and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals and orders (collectively, the "Parent Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, and there is no action, proceeding or investigation pending or, to the knowledge of Parent, threatened regarding suspension or cancellation of any of the Parent Permits, except where the failure to possess, or the suspension or cancellation of, such Parent Permits would not have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of (a) any Law and all rules of professional conduct applicable thereto applicable to Parent or any of its subsidiaries or by which any of their respective properties is bound or subject to or (b) any of the Parent Permits, except for any such conflicts, defaults or violations which would not have a Parent Material Adverse Effect.

Section 4.07 Absence of Litigation.

  Except as disclosed in the forms, reports, statements and other documents filed by M with the SEC ("Parent SEC Reports") prior to the date of this Agreement, (a) there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Parent, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any properties or rights of Parent or any of its subsidiaries (except for claims, actions, suits, litigations, proceedings, arbitrations or investigations which, individually or in the aggregate, would not have a Parent Material Adverse Effect) and (b) neither Parent nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which would not have a Parent Material Adverse Effect.

Section 4.08 Ownership of Parent Sub; No Prior Activities.

  (a) Parent Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

  (b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Parent Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities or any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.09 Brokers.

  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Parent Sub.

                                   ARTICLE V

                                   Covenants

Section 5.01 Affirmative Covenants of the Company.

  The Company hereby covenants and agrees that, from and after the date of the Initial Agreement and prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the Company will and will cause its subsidiaries to:

    (a) operate its business to the extent commercially reasonable only in the usual and ordinary course consistent with past practices;

    (b) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;

    (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain inventories in quantities consistent with its customary business practice; and

    (d) use its commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

provided, however, that in the event the Company deems it necessary to take certain actions that would otherwise be proscribed by clauses (a)-(d) of this
Section 5.01, the Company shall consult with Parent and Parent shall consider in good faith the Company's request to take such action and not unreasonably withhold its consent to such action.

Section 5.02 Negative Covenants of the Company.

  Except as expressly contemplated by this Agreement and except as set forth in Section 5.02 of the Company Disclosure Schedule, or otherwise consented to in writing by Parent, from the date of this Agreement until the Effective Time, the Company will not do, and will not permit any of its subsidiaries to do, any of the following:

    (a) (i) increase the compensation payable to or to become payable to any director or executive officer, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy or practice of the Company or its subsidiaries as in effect on the date of this Agreement or employment or severance agreements in effect on the date of this Agreement) to, or enter into any employment or severance agreement with, any director, officer or employee, provided that the Company may adopt a retention bonus program (the "Retention Plan") that provides for the payment of a retention bonus of up to three month's base salary to such employees of the Company (other than senior management) as may be determined by the Company with the consent of the Parent which shall not be unreasonably withheld subject to
  (a) an employee's receipt of a retention bonus being conditioned on such employee either being terminated by the Company without cause following the Effective Time or remaining as an employee of the Company for not less than six months following the Effective Time and (b) the aggregate amount of all retention bonuses payable to all employees not exceeding $500,000 or (iii) establish, adopt, enter into or amend any employee benefit plan or arrangement except as may be required by applicable Law or existing contracts;

    (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a subsidiary of the Company to the Company or another subsidiary of the Company;

    (c) (i) redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding Stock Options and Warrants referred to in Section 3.03(a) in accordance with their terms or in connection with the conversion of Convertible Notes and Convertible Preferred in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its respective subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its respective subsidiaries' capital stock;

    (d) (i) except as are described in Section 3.03(b) of the Company Disclosure Schedule, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares (except for the issuance of shares upon the exercise of outstanding Stock Options, Warrants or the conversion of Convertible Notes and Convertible Preferred in accordance with their terms); or (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

    (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division (other than a wholly owned subsidiary) thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors (i) for resale or use by or for customers which assets do not constitute capital items,

  (ii) that consist of office supplies or materials not constituting capital items or (iii) in an amount not to exceed $250,000 in the aggregate (or such greater amount as may be consented to by the Parent which consent shall not be unreasonably withheld), in each case, in the ordinary course of business and consistent with past practice);

    (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except as set forth in Section
  3.13 of the Company Disclosure Schedule or for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

    (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company's subsidiaries to take any such action and the Company shall promptly notify Parent of all relevant terms of any such inquiries and proposals received by the Company or any of its subsidiaries or by any such officer, director, investment banker, financial advisor or attorney, relating to any of such matters and if such inquiry or proposal is in writing, the Company shall deliver or cause to be delivered to Parent a copy of such inquiry or proposal; provided, however, that nothing contained in this subsection (g) shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any persons or entity in connection with an unsolicited bona fide proposal by such person or entity to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of the Company or any of its Significant Subsidiaries, if, and only to the extent that (A) the Board of Directors of the Company, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders imposed by Delaware Law and (B) the Company (x) promptly provides notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives a customary confidentiality agreement from such person or entity; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions, other than in the ordinary course of business; (iii) any tender offer or exchange offer (other than the Offer) for 15% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith;
  (iv) any person (other than Parent or any of its subsidiaries) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the Company (other than through the vesting of Stock Options granted prior to the date of this Agreement or acquisitions in arbitrage transactions); or (v) any public announcement of a proposal, plan or intention to do any of the foregoing;

    (h) propose or adopt any amendments to its Certificate of Incorporation or By-Laws that would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

    (i) (A) change any of its methods of accounting in effect at December 31, 1995, or (B) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1995, except, in the case of clause (A) or clause (B), as may be required by Law or generally accepted accounting principles;

    (j) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument;

    (k) enter into or amend (i) any material contract with any supplier that is not terminable or cancelable by the Company or its subsidiary party thereto upon notice of 90 days or less without penalty or increased cost; or (ii) any contract which restricts the Company and/or its subsidiaries from doing business anywhere in the world or from engaging in or competing in any line of business or with any person; or

    (l) agree in writing or otherwise to do any of the foregoing.

Section 5.03 Access and Information.

  Subject to confidentiality agreements to which the Company or any of its subsidiaries is a party, the Company shall, and shall cause its subsidiaries to (i) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Parent Representatives") reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Parent and the Parent Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Parent.

Section 5.04 Confidentiality.

  The parties will comply with all of their respective obligations under the Confidentiality Agreement dated June 29, 1995.

Section 5.05 Rights Agreement.

  The Company shall take all necessary action prior to the Effective Time to cause the dilution provision of the Company Rights Agreement to be inapplicable to the transactions contemplated by this Agreement, without any payment to holders of rights issued pursuant to such Rights Agreement.

                                  ARTICLE VI

                             Additional Agreements

Section 6.01 Meeting of Stockholders.

  If required by applicable law in order to consummate the Merger, the Company shall, as promptly as practicable following the purchase of the shares of Company Common Stock in the Offer, take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-Laws to convene a meeting of the Company's stockholders to act on the Merger Agreement (the "Stockholders' Meeting"). At the Stockholders' Meeting, all of the shares of Company Common Stock then owned by Parent, Parent Sub or any other subsidiary of Parent shall be voted to approve the Merger and this Agreement (subject to applicable law and subject to the right of Parent, Parent Sub or any other subsidiary of Parent to vote such shares of Company Common Stock as they elect in the event of a Competing Transaction that is being recommended by the Board of Directors of the Company in lieu of the Merger). The Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of the Merger Agreement and to secure the vote or consent of stockholders required by Delaware Law to approve and adopt the Merger Agreement, unless otherwise required by the applicable fiduciary duties of the directors of Company, as determined by such directors in good faith after consultation with independent legal counsel (which may include the Company's regularly engaged legal counsel).

Section 6.02 Proxy Statement.

  (a) If required under applicable law, the Company shall prepare and file with the SEC a proxy statement, and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, being the "Proxy Statement"). Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the Proxy Statement. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger unless otherwise required by the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel (which may include the Company's regularly engaged legal counsel).

  If a Proxy Statement is not required to be disseminated to stockholders of the Company under the federal securities laws in connection with the Merger, the Company shall prepare and mail to stockholders of the Company, as promptly as practicable following the purchase of shares of Company Common Stock in the Offer, such notices and other materials as may be required under the Delaware Law in connection with the consummation of the Merger. The Company shall give Parent and its counsel the opportunity to review such notices and other materials and all amendments and supplements thereto prior to their being mailed.

  (b) The information supplied by the Company for inclusion in any of the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting, the Schedule 14D-1, the Schedule 14D-9 or the Offer Documents shall not, in the case of the Schedule 14D-1, the Schedule 14D-9 or the Offer Documents (or any amendment thereof or supplement thereto), at the time filed with the SEC and upon expiration of the Offer, or in the case of the Proxy Statement, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company which should be set forth in a supplement to the Schedule 14D-1, the Schedule 14D-9, the Offer Documents or the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.

  (c) The information supplied by Parent for inclusion in any of the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting, the Schedule 14D-1, the Schedule 14D-9 or the Offer Documents shall not, in the case of the Schedule 14D-1, the Schedule 14D-9, or the Offer Documents (or any amendment thereof or supplement thereto), at the time filed with the SEC and upon expiration of the Offer, or in the case of the Proxy Statement, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its respective affiliates, or to their respective officers or directors, should be discovered by Parent which should be set forth in a supplement to the Schedule 14D-1, the Schedule 14D-9, the Offer Documents or the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 6.03 Board Representation.

  Promptly upon the purchase of shares of Company Common Stock pursuant to the Offer, Parent Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Parent Sub, subject to compliance with Section l4(f) of the Exchange Act and the rules and regulations promulgated thereunder, representation on the Board of Directors equal to the product of (a) the total number of directors on the Board of Directors of the Company and (b) the percentage that the number of shares of Company Common Stock purchased by Parent Sub bears to the number of shares of Company Common Stock outstanding, and the Company shall, upon request by Parent Sub, promptly increase the size of the Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent Sub's designees to be elected to the Board of Directors of the Company and shall cause Parent Sub's designees to be so elected. The Company shall take, at its expense, all action required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6.03 and shall include in the Schedule 14D-9 or otherwise timely mail to its stockholders such information with respect to the Company and its officers and directors as is required by Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 6.03. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its or Parent Sub's nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-l. In the event that Parent Sub's designees are elected to the Board of Directors of the Company, until the Effective Time, the Board of Directors shall have at least one director who is a director on the date hereof (the "Company Director"). In such event, if the Company Director is unable to serve for any reason whatsoever, the other directors shall designate a person to fill such vacancy who shall not be a designee, stockholder or affiliate of Parent or Parent Sub and such person shall be deemed to be a Company Director for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent Sub's designees are elected to the Board of Directors of the Company, after the acceptance for payment of shares of Company Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of the Company Director shall be required to (a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, (c) extend the time for performance of Parent's and Parent Sub's respective obligations hereunder, (d) take any other action by the Board of Directors of the Company under or in connection with this Agreement, (e) amend, repeal or otherwise modify the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of the Company on the date of this Agreement, in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law or (f) cancel the Company's current policies of directors' and officers' liability insurance.

Section 6.04 Appropriate Action; Consents; Filings.

  (a) The Company and Parent shall cooperate with each other in every way and shall each use their commercially reasonable efforts to (i) consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Offer and the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. In connection with the foregoing, each of the Company and the Parent shall file their respective notifications under the HSR Act within five business days of the date hereof and shall, if there is a "second request" for additional information, work diligently to comply with such request. The Company and Parent shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

  (b) (i) Each of the Company and Parent shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, its commercially reasonable efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule, (C) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated herein or
(D) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time.

  (ii) In the event the Company shall fail to obtain any third party consent described in subsection (b)(i) above, the Company shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by Parent to mitigate any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

  (c) Notwithstanding anything contained in this Section 6.04 or elsewhere in this Agreement, in connection with the consummation of the Merger or any other transaction contemplated by this Agreement, Parent and its subsidiaries and their affiliates shall not be required (i) to take any action which involves substantial cost or expenses or has any impact or effect on their businesses or operations, (ii) to institute, prosecute, defend or appeal any judicial or administrative action, (iii) to sell, hold separate or dispose of any assets or operations or to withdraw from doing business in any jurisdiction or (iv) to enter into any consent or administrative decree or order.

Section 6.05 Public Announcements.

  Unless otherwise required by applicable Law or stock exchange requirements or the requirements of the NASD (and in each such event only if time does not permit), Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation.

Section 6.06 Indemnification of Directors and Officers.

  (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law.

  (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Parent and the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was a director or officer of the Company and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this

Agreement), in each case to the full extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law). Parent shall guarantee the Surviving Corporation's obligations pursuant to this Section 6.06(b).

  (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective
Time) after the Effective Time (i) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to Parent and the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Surviving Corporation will use its commercially reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.06, upon learning of any such Claim, shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 6.06 except to the extent such failure materially prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by
Section 145(e) of Delaware Law. The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event, such additional counsel as may be required may be retained by the Indemnified Parties.

  (d) For a period of three years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to Claims arising from facts or events which occurred before the Effective Time (at an aggregate cost no greater than one and one-half times the current annual premium paid by the Company for its existing coverage).

  (e) This Section 6.06 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on Parent and Parent Sub and the Surviving Corporation and their respective successors and assigns.

Section 6.07 Obligations of Parent Sub.

  Parent shall take all action necessary to cause Parent Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.08 Supplemental Indentures; Assumption of Certain Obligations to Issue Company Common Stock.

  As of the Effective Time, Parent shall enter into such supplemental indentures as may be required under the terms of the indenture for the Convertible Notes. Holders of Convertible Notes who convert after the Effective Time shall be entitled to receive cash based on the Merger Consideration.

Section 6.09 Employment Agreements and Benefit Plans.

  (a) Parent shall cause the Surviving Corporation to honor all employment agreements, individual severance arrangements, the Retention Plan and the Company's existing severance policy for any employee who is terminated by the Company without cause within six months following the Effective Time. Nothing contained herein shall limit the right of the Surviving Corporation to amend or terminate any Benefit Plan.

  (b) In the event that Parent Sub's designees are elected to the Board of Directors of the Company, after acceptance for payment of shares of Company Common Stock pursuant to the Offer and prior to the Effective Time, Parent shall use its reasonable best efforts to cause the Company to honor all employment agreements, individual severance arrangements, the Retention Plan and the Company's existing severence policy.

                                  ARTICLE VII

                              Closing Conditions

Section 7.01 Conditions to Obligations of Each Party Under This Agreement.

  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

    (a) Minimum Condition. Parent Sub shall have purchased, pursuant to the Offer a number of shares of Company Common Stock which satisfies the Minimum Condition (as defined in Annex I hereto).

    (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

    (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

    (d) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

Section 7.02 Additional Conditions to Obligations of Parent.

  The obligations of Parent to effect the Merger are also subject to the following conditions:

    (a) Representations and Warranties. Except where the inaccuracies of any representations and warranties of the Company would not, in the aggregate of all such inaccuracies, have a Company Material Adverse Effect, the representations and warranties of the Company set forth in this Agreement, shall have been true and correct in all respects as of the date of the Initial Agreement and as of the Effective Time as if made at such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date except where the failure to be so true and correct would not have a Company Material Adverse Effect). Parent shall have received a certificate of the President or Chief Financial Officer of the Company to such effect.

    (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to so comply would not have a Company Material Adverse Effect. Parent shall have received a certificate of the President or Chief Financial Officer of the Company to that effect. The Company shall have performed or complied with its obligations under the second last paragraph of Section 3.13 of the Company Disclosure Schedule.

Section 7.03 Additional Conditions to Obligations of the Company.

  The obligation of the Company to effect the Merger is also subject to the following conditions:

    (a) Representations and Warranties. Except where the inaccuracies of any representations and warranties of the Parent or the Parent Sub would not, in the aggregate of all such inaccuracies, have a Parent Material Adverse Effect, the representations and warranties of Parent set forth in this Agreement shall have been true and correct in all respects as of the date of the Initial Agreement and as of the Effective Time as if made at such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date except where the failure to be so true and correct would not have a Parent Material Adverse Effect). The Company shall have received a certificate of the Chief Financial Officer of Parent to such effect.

    (b) Agreements and Covenants. Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to comply would not have a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Financial Officer of Parent to that effect.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

Section 8.01 Termination.

  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

    (a) by mutual consent of Parent and the Company;

    (b) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied (a "Terminating Company Breach"), provided that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts and for so long as the Company continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 8.01(b);

    (c) by the Company, upon breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied ("Terminating Parent Breach"), provided that, if such Terminating Parent Breach is curable by Parent through the exercise of its commercially reasonable efforts and for so long as Parent continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 8.01(c);

    (d) by either Parent or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger;

    (e) by either Parent or the Company if the Offer shall have expired or been terminated in accordance with its terms as the result of the failure of any of the conditions set forth in Annex I hereto without Parent Sub having purchased any shares of Company Common Stock pursuant to the Offer;

    (f) by either Parent or the Company, if the Merger shall not have been consummated before September 30, 1996;

    (g) by either Parent or the Company, if the Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders' Meeting;

    (h) by Parent, if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement, the Offer or the Merger in a manner adverse to Parent or Parent Sub or shall have resolved to do any of the foregoing or the Board of Directors of the Company shall have recommended to the stockholders of the Company any competing transaction or resolved to do so; (ii) if the Board of Directors of the Company shall have recommended to the shareholders of the Company a Competing Transaction; or (iii) a tender offer or exchange offer (other than the Offer) for 50% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company recommends that shareholders tender their shares into such tender or exchange offer or; (iv) any person (other than Parent or its subsidiaries) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of more than 30% of the then outstanding shares of capital stock of the Company; and

    (i) by the Company if (i) the Board of Directors of the Company determines in good faith after consultation with independent legal counsel (which may include the Company's regularly engaged legal counsel) that it is required by Delaware Law to enter into a definitive agreement for a Competing Transaction which the Board has determined is financially superior to the transactions contemplated by this Agreement and is reasonably likely to be consummated; (ii) the Offer shall not have been timely commenced in accordance with Section 1.01; or (iii) the Offer shall have expired or have been terminated without any shares of Company Common Stock being purchased thereunder or if no shares of Company Common Stock shall have been purchased thereunder by September 30, 1996 unless failure to so purchase shares of Company Common Stock has been caused by or results from a breach by the Company of this Agreement.

  The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 8.02 Effect of Termination.

  Except as provided in Section 8.05 or Section 9.01, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of Parent, Parent Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any Party for any breach of this Agreement, other than for breach of representations and warranties.

Section 8.03 Amendment.

  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.04 Waiver.

  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 8.05 Fees, Expenses and Other Payments.

  (a) Except as provided in Sections 8.05(c) and (d), all Expenses (as defined in paragraph (b) of this Section 8.05) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses; provided, however, that the allocable share of each of Parent and the Company for all Expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement shall be one-half.

  (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and the mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated herein.

  (c) In the event of a termination of this Agreement (A) by the Company pursuant to Section 8.01(i) (i) or (B) for any reason other than a breach by Parent or Parent Sub and, with respect to a termination under clause (B) only,
(i) the Board of Directors of the Company shall have withdrawn its recommendation of (or encouraged stockholders not to approve) the Offer or the Merger or shall have recommended (or encouraged stockholders to support) any Competing Transaction, or shall have resolved to do any of the foregoing (and such withdrawal, recommendation or encouragement is not the result of a material breach by Parent or Parent Sub of any representation, warranty or obligation under this Agreement), (ii) prior to such termination, the Company shall have received any proposal for a Competing Transaction which the Board of Directors has determined is more favorable to the Company's stockholders than the transactions contemplated by this Agreement, or (iii)(A) at any time prior to the termination of this Agreement (I) the stockholders of the Company shall have failed to approve this Agreement at the Stockholders' Meeting, or
(II) any person (other than Parent or any of its subsidiaries) shall have publicly announced any proposal for a Competing Transaction and (B) at any time on or prior to one year after the date of this Agreement, any person (other than Parent or any of its subsidiaries) shall either (I) become the beneficial owner of 50% or more of the outstanding shares of Company Common Stock or (II) consummate a Competing Transaction, then the Company shall promptly, but in no event later than two business days after the first of such events set forth in (A) or (B) to occur, (x) pay Parent the sum of $2,000,000 in cash and (y) reimburse Parent for all documented out-of-pocket costs and expenses (including, without limitation, all documented legal, investment banking, printing and related fees and expenses) incurred by Parent or Parent Sub or on their behalf in connection with this Agreement or the transactions contemplated hereby, up to a maximum of $250,000 and the Company and its subsidiaries and affiliates shall have no other liabilities or obligations (and the Parent and Parent Sub shall have no other claim or right against the Company or any of its subsidiaries of affiliates) in connection with this Agreement and the transactions contemplated hereby.

  (d) In the event that Parent Sub fails to purchase Company Common Stock in the Offer on account of the failure of the conditions set forth in sub-section
(ii) of the introductory paragraph of Annex I, and paragraphs (a) or (b) of Annex I hereto, the Parent shall reimburse the Company for all documented out of pocket Expenses incurred by the Company or on its behalf in connection with this Agreement or the transactions contemplated hereby, up to a maximum of $500,000, and the Parent shall also pay the Company $500,000 in cash and the Parent and its subsidiaries and affiliates shall have no other liabilities or obligations (and the Company shall have no other claim or right against the Parent or any of its subsidiaries or affiliates) in connection with this Agreement and the transactions contemplated hereby.

                                  ARTICLE IX

                              General Provisions

Section 9.01 Effectiveness of Representations, Warranties and Agreements.

  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and Section 6.06 shall survive the Effective Time and those set forth in Sections 5.04, 8.02, 8.05 and Article IX hereof shall survive termination.

Section 9.02 Notices.

  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

    (a) If to Parent or Parent Sub:

      MERCK-MEDCO MANAGED CARE, INC.
      100 Summit Avenue
      Montvale, New Jersey 07645
      Attention: Bert Weinstein, Esq.
      Telecopy: (201) 358-5773

    with a copy to:

      MERCK & CO.
      One Merck Drive
      Whitehouse Station, New Jersey 08889
      Attention: Mary M. McDonald, Esq.
      Telecopy: (908) 423-1501

    and a copy to

      Fried, Frank, Harris, Shriver & Jacobson
      One New York Plaza
      New York, New York 10004
      Attention: Gary P. Cooperstein, Esq.
      Telecopy: (212) 859-8586

    (b) If to the Company:

      SYSTEMED INC.
      970 W. 190th Street, Suite 400
      Torrance, California 90502
      Attention: Samuel Westover
      Telecopy: (310) 538-1522

    with a copy to:

      Munger, Tolles & Olson
      355 South Grand Avenue, 35th Floor
      Los Angeles, California 90071
      Attention: Robert B. Knauss, Esq.
      Telecopy: (213) 687-3702

Section 9.03 Certain Definitions.

  For purposes of this Agreement, the term:

    (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

    (b) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

    (c) "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

    (d) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of the Company or Parent, as the case may be, has actual knowledge of such matter;

    (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

    (f) "Significant Subsidiary" or "Significant Subsidiaries" means any subsidiary of the Company or Parent, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC and, in the case of the Company, including without limitation, Systemed Pharmacy Inc., an Ohio corporation, and Systemed Pharmacy Inc., a Delaware corporation.

    (g) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, Parent, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

    (h) "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

Section 9.04 Conveyance Taxes.

  The Parent shall be liable for and shall hold the holders of shares of Company Common Stock harmless against any New York State Real Property Gains Tax, New York State Real Estate Transfer Tax and the New York City Real Property Transfer Tax which become payable in connection with the transactions contemplated by this Agreement.

Section 9.05 Headings.

  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.06 Severability.

  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.07 Entire Agreement.

  This Agreement (together with the Exhibits), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 9.08 Assignment.

  This Agreement shall not be assigned by operation of law or otherwise.

Section 9.09 Parties in Interest.

  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than the provisions of Section 6.05) is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Failure or Indulgence Not Waiver; Remedies Cumulative.

  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.11 Governing Law.

  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

Section 9.12 Counterparts.

  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  In Witness Whereof, Parent, Parent Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          Merck & Co., Inc.

                                                   /s/ Mary M. McDonald
                                          By: _________________________________
                                            Name: Mary M. McDonald
                                            Title: Senior Vice President and
                                            General Cousel

                                          Merck-Medco Managed Care, Inc.

                                                   /s/ Bert I. Weinstein
                                          By: _________________________________
                                            Name: Bert I. Weinstein
                                            Title: Senior Vice President and
                                                Co-General Counsel

                                          S Acquisition Corp.

                                                   /s/ Bert I. Weinstein
                                          By: _________________________________
                                            Name: Bert I. Weinstein
                                            Title: Vice President

                                          Systemed Inc.

                                                     /s/ Sam Westover
                                          By: _________________________________
                                            Name: Sam Westover
                                            Title: President and Chief
                                            Executive Officer

                                    ANNEX I

                                      TO

                         AGREEMENT AND PLAN OF MERGER

  Conditions to the Offer. Notwithstanding any other term of the Offer or this Agreement, Parent Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any shares of Company Common Stock not theretofore accepted for payment or paid for and may terminate the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least a majority of the outstanding shares of Company Common Stock on a fully diluted basis (the "Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or this Agreement, Parent Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate the Offer if, immediately prior to the acceptance of such shares of Company Common Stock for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

    (a) any action, suit, or proceeding by any Governmental Entity shall be threatened or pending (i) challenging the consummation of any of the transactions contemplated by this Agreement, (ii) seeking rescission of the transactions contemplated by this Agreement following consummation or seeking to cause the Parent to hold the Surviving Corporation or its assets separate, (iii) seeking relief which would adversely effect the right of Parent to own the Company Common Stock and to control the Surviving Corporation and its subsidiaries, or (iv) seeking relief which would adversely effect the right of any of the Surviving Corporation and its subsidiaries to own its assets and to operate its businesses (and no such order, decree, injunction, judgment, ruling or charge with respect to the matters set forth in this clause (a) shall be in effect); or

    (b) there shall have been enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any state, federal or foreign government or governmental authority or by any court, domestic or foreign, any statute, rule, regulation, judgment, decree, order or injunction, that prohibits or makes illegal the making or consummation of the Offer or the Merger; or

    (c) the Company and Parent Sub shall have reached an agreement or understanding that the Offer or this Agreement be terminated or this Agreement shall have been terminated in accordance with its terms; or

    (d) except where the inaccuracies of any representations and warranties of the Company would not, in the aggregate of all such inaccuracies, have a Company Material Adverse Effect, any of the representations and warranties of the Company set forth in this Agreement, shall not have been true and correct in all respects when made or shall thereafter have ceased to be true and correct as if made as of such later time (other than representations and warranties made as of a specific date which shall remain true and correct as of such date except where the failure to be so true and correct would not have a Company Material Adverse Effect); or

    (e) the Company shall not have performed or complied with any agreement or covenants required by this Agreement to be performed or complied with by it on or prior to the scheduled expiration date of the Offer, except where the failure to so comply would not have a Company Material Adverse Effect. The Company shall have not performed or complied with its obligations under the second last paragraph of Section 3.13 of the Company Disclosure Schedule; or

    (f) any consent, approval or authorization legally required to be obtained to consummate the Offer shall not have been obtained from or made with all required Governmental Entities; or

    (g) the Company's Board of Directors shall have withdrawn, modified or amended its recommendation of the Offer in any manner adverse to Parent and Parent Sub, or shall have recommended acceptance of any Competing Transaction or shall have resolved to do any of the foregoing; or

    (h) a tender offer or exchange offer (other than the Offer) for 50% or more of the outstanding shares of capital stock of the Company is commenced and the Board of Directors of the Company recommends that shareholders tender their shares into such tender or exchange offer;

which, in the reasonable judgment of Parent and Parent Sub, in any case, and regardless of the circumstances (including any action or inaction by Parent or Parent Sub or any of their affiliates other than any action or inaction constituting a material breach by Parent or Parent Sub of their obligations under this Agreement) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for the shares of Company Common Stock.

  The foregoing conditions are for the sole benefit of Parent Sub and may be asserted by Parent Sub regardless of the circumstances giving rise to any such condition and may be waived by Parent Sub, in whole or in part, at any time and from time to time, in the sole discretion of Parent Sub. The failure by Parent Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

  Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Company Common Stock not theretofore accepted for payment shall forthwith be returned by the Paying Agent to the tendering stockholders.

                                      A-2